Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 28, 2025
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS IMPROVED FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2025

Porterville, Calif. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and six-month periods ended June 30, 2025. Sierra Bancorp reported consolidated net income of $10.6 million, or $0.78 per diluted share, for the second quarter of 2025, compared to $10.3 million, or $0.71 per diluted share, in the second quarter of 2024. On a linked quarter (three months ended March 31, 2025) basis, the Company reported an increase of $1.5 million, or 17%, in net income.

Highlights for the second quarter of 2025 (unless otherwise stated):

●	Improved Earnings and Key Ratios
o	Increased Diluted Earnings per Share by $0.13, or 19%, from the prior linked quarter.
o	Higher Return on Average Assets of 1.16%, as compared to 1.02% in the prior linked quarter.
o	Improved Return on Average Equity to 12.08%, as compared to 10.44% in the prior linked quarter.
o	Favorable change of Efficiency Ratio(1) to 59.43%, as compared to 60.62% to the prior linked quarter.

●	Strong Balance Sheet Growth
o	Overall loan growth of $127.9 million, or 22% annualized, to $2.43 billion during the quarter.
o	Mortgage warehouse utilization increased $118.7 million during the quarter.
o	Non-brokered deposits increased by $24.6 million, or 4% annualized, during the quarter.
o	Noninterest-bearing deposits of $1.1 billion at June 30, 2025, represent 36% of total deposits.
o	Uninsured deposits, exclusive of public funds, are approximately 26% of total deposit balances.

●	Solid Capital and Liquidity
o	Increased Tangible Book Value(1) per share by 2%, to $23.98 per share during the quarter.
o	Repurchased 135,641 shares of stock during the quarter.
o	Declared dividend of $0.25 per share, payable on August 14, 2025.
o	Strong regulatory Community Bank Leverage Ratio of 11.75%, at June 30, 2025, for our subsidiary Bank.
o	Tangible Common Equity Ratio(1) of 8.77%, at June 30, 2025, on a consolidated basis.
o	Overall primary and secondary liquidity sources of $2.3 billion at June 30, 2025.

_______________________________

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

“If you want to go fast, go alone. If you want to go far, go together.” – African proverb

“Our team continues to provide the best banking service to our customers and communities, even as we face uncertainty and potential economic challenges,” stated Kevin McPhaill, CEO and President. “The Bank’s second quarter results reflect our team’s efforts with strong loan and deposit growth. We are proud of our bankers, and we will remain diligent, committed, and conscientious as we work to make each of our communities stronger.” concluded Mr. McPhaill.

Sierra Bancorp Financial Results

July 28, 2025

For the first six months of 2025, the Company recognized net income of $19.7 million, or $1.43 per diluted share, as compared to $19.6 million, or $1.35 per diluted share, for the same period in 2024. The Company's improved financial performance metrics for the first half of 2025 include a net interest margin of 3.71% and an efficiency ratio of 60.02%, as compared to a net interest margin of 3.66% and efficiency ratio of 62.51% for the same period in 2024.

Quarterly Income Changes (comparisons to the second quarter of 2024)

●	Net income for the second quarter of 2025 increased $0.4 million, or 4%, to $10.6 million. Net interest income improved $0.5 million and noninterest income increased $0.9 million, or 12%. These favorable changes were partially offset by an increase in the provision for credit losses of $0.3 million, and an increase in noninterest expense of $1.1 million, or 5%.
●	Included in the above $0.9 million increase in noninterest income and $1.1 million increase in noninterest expense was an $0.8 million increase in bank-owned life insurance (BOLI) designed to offset changes to deferred compensation expense. Deferred compensation expense increased $0.7 million in the second quarter of 2025 as compared to the same period in 2024 primarily due to increases in the value of participants accounts as a result of market conditions.

Linked Quarter Income Changes (comparisons to the three months ended March 31, 2025)

●	Net income improved by $1.5 million, or 17%, driven mostly by a $0.5 million increase in net interest income, a $0.9 million decrease in the provision for credit losses, and a $1.9 million, or 29%, increase in noninterest income. These three favorable changes were partially offset by a $1.4 million, or 6%, increase in noninterest expense.
●	Included in the above $1.9 million increase in noninterest income and $1.4 million increase in noninterest expense was an $1.5 million increase in bank-owned life insurance (BOLI) designed to offset changes to deferred compensation expense. Deferred compensation expense increased $1.5 million in the second quarter of 2025 as compared to the prior linked quarter primarily due to increases in the value of participants accounts as a result of market conditions.
●	Net interest income increased by $0.5 million, due to an $80.9 million, or 2%, increase in average interest earnings assets.
●	Other changes to noninterest income outside of the abovementioned change in BOLI associated with deferred compensation include a $0.3 million increase in service charge income, due partially to an increase in analysis fees, as well as a $0.2 million increase in death benefits from life insurance.

Year-to-Date Income Changes (comparisons to the first six months of 2024)

●	There was a $1.9 million increase in net interest income due mostly to a five basis point increase in net interest margin, as well as a favorable decrease in the tax rate which decreased tax expense by $0.5 million. These favorable increases were mostly offset by higher provision for credit losses.
●	There were offsetting differences to noninterest income and noninterest expense of $1.0 million.
●	Noninterest income decreased $1.0 million, or 6%. There was an $0.8 million net favorable impact from the sale/leaseback and strategic balance sheet restructuring in the first half of 2024 with no like transaction in the first half of 2025. This was fully offset by a $0.8 million increase in death benefits from life insurance. The remaining variance in both noninterest income and noninterest expense is primarily due to offsetting changes in BOLI related to deferred compensation expense, and the related deferred compensation expense itself.

Balance Sheet Changes (comparisons to December 31, 2024)

●	Total assets increased 4%, or $156.0 million, to $3.8 billion during the first six months of 2025.
●	Gross loans increased $103.3 million, or 4%, due to a $75.5 million increase in mortgage warehouse loans, a $34.1 million increase in commercial real estate loans, a $6.3 million increase in construction loans and an $8.4 million increase in other commercial loans, partially offset by declines in other categories. Specifically, there was a $11.1 million decrease in residential real estate loans, a $9.6 million decrease in farmland loans, and a $0.4 million reduction in consumer loans. In addition to strong favorable growth in mortgage warehouse, new credit

Sierra Bancorp Financial Results

July 28, 2025

extended, including new fundings on non-mortgage warehouse lines of credit, was $114.5 million year-to-date in 2025 versus $75.3 million year-to-date in 2024.
●	Deposits increased by $82.8 million, or 3%. The growth in deposits came primarily from noninterest bearing demand deposits. There was also a $15.0 million increase in brokered deposits. Overall customer deposits increased $67.8 million.
●	Other interest-bearing liabilities increased $92.0 million; $74.4 million from an increase in overnight borrowings, and $17.6 million from increased customer repurchase balances. Overnight borrowings are used to fund mortgage warehouse line advances.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Net income	$10,633	$9,101	$10,263	$19,734	$19,593
Diluted earnings per share	$0.78	$0.65	$0.71	$1.43	$1.35
Return on average assets	1.16%	1.02%	1.14%	1.09%	1.10%
Return on average equity	12.08%	10.44%	11.95%	11.26%	11.52%

Net interest margin (tax-equivalent) (1)	3.68%	3.74%	3.69%	3.71%	3.66%
Yield on average loans	5.27%	5.26%	5.16%	5.27%	5.03%
Yield on investments	4.68%	4.81%	5.58%	4.75%	5.59%
Cost of average total deposits	1.30%	1.33%	1.53%	1.31%	1.46%
Cost of funds	1.49%	1.46%	1.67%	1.48%	1.62%
Efficiency ratio (tax-equivalent) (1) (2)	59.43%	60.62%	59.15%	60.00%	62.45%

Total assets	$3,770,302	$3,606,183	$3,681,202	$3,770,302	$3,681,202
Loans net of deferred fees	$2,434,609	$2,306,663	$2,234,816	$2,434,609	$2,234,816
Noninterest demand deposits	$1,065,742	$1,037,990	$986,927	$1,065,742	$986,927
Total deposits	$2,974,469	$2,849,884	$2,942,410	$2,974,469	$2,942,410
Noninterest-bearing deposits over total deposits	35.8%	36.4%	33.5%	35.8%	33.5%

Shareholders' equity / total assets	9.43%	9.75%	9.51%	9.43%	9.51%
Tangible common equity ratio (2)	8.77%	9.05%	8.81%	8.77%	8.81%
Book value per share	$26.00	$25.45	$24.19	$26.00	$24.19
Tangible book value per share (2)	$23.98	$23.44	$22.24	$23.98	$22.24
Community bank leverage ratio (subsidiary bank)	11.75%	12.11%	11.57%	11.75%	11.57%
Tangible common equity ratio (subsidiary bank) (2)	10.77%	11.32%	10.60%	10.77%	10.60%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 28, 2025

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.7 million for the second quarter of 2025, a $0.5 million increase, or 2%, over the second quarter of 2024. This increase in net interest income for the quarterly comparison was due primarily to a 23 basis point decrease in interest expense on interest bearing liabilities.

For the second quarter of 2025, although the balance of average interest-earning assets was $58.5 million higher, the yield was 20 basis points lower as compared to the same period in 2024. The primary reason for the decrease in yield came from the variable rate investments, in the form of collateralized loan obligations (“CLO”), that had rate resets due to the 100 basis decline in the prime rate in late 2024, and CLO prepayments where the funds could not be reinvested at the original spread or a similar rate. There was a 23 basis point decrease in the cost of interest-bearing liabilities for the same period, which had a greater impact than the lower yields on the interest-earning asset side of the balance sheet.

Net interest income for the comparative year-to-date periods increased $1.9 million. As with the quarterly comparison, the decrease in the cost of interest-bearing liabilities was greater than the decrease in yield on interest-bearing assets. There was a $61.7 million, or 2%, increase in average interest-earning asset balances yielding 10 basis points lower for the same period, while average interest-bearing liability balances increased $1.7 million, yielding 20 basis points lower for the same period. The favorable net impact of the mix and rate change was a five basis point increase in our net interest margin for the six months ending June 30, 2025, as compared to the same period in 2024.

At June 30, 2025, approximately 31% of the Bank’s loan portfolio is scheduled to mature or reprice within twelve months and an additional 10% could reprice within three years. In addition, approximately $359.7 million, or 37%, of the securities portfolio consists of floating rate bonds that reprice quarterly.

Interest expense was $12.1 million for the second quarter of 2025, a decrease of $1.3 million, relative to the second quarter of 2024. For the first six months of 2025, compared to the first six months of 2024, interest expense decreased $2.2 million to $23.4 million. The decrease in interest expense for the quarterly comparison is primarily attributable to a $49.8 million average volume decrease in interest-bearing deposit balances and a 31 basis point decrease in interest rates paid on those balances. This positive variance was partially offset by $45.6 million in higher average balances of borrowed funds, combined with an 11 basis point increase in cost. There was a favorable shift in the deposit mix in the second quarter of 2025 as compared to the same period in 2024 with transaction accounts increasing $112.6 million while higher cost time and brokered deposits decreased. Higher cost customer time deposits decreased by $46.6 million, and wholesale brokered deposits decreased by $63.6 million. There was also a $10.5 million decrease in the average balance of savings and money market accounts. For the first half of 2025, as compared to the same period in 2024, customer time deposits and wholesale brokered deposits decreased $38.6 million, and $12.1 million respectively, while borrowed funds increased $5.5 million. Other deposits increased $74.2 million for the year-to-date comparison.

Our net interest margin was 3.68% for the second quarter of 2025, as compared to 3.74% for the linked quarter and 3.69% for the second quarter of 2024. The yield of interest-earning assets decreased three basis points for the second quarter of 2025 as compared to the linked quarter, while the cost of interest-bearing liabilities increased three basis points for the same period of comparison. The average balance of interest-earning assets increased $80.9 million for the linked quarter, while the increase in interest-bearing liabilities was $82.0 million for the same period. Although the basis point change in interest-earning assets and interest-bearing liabilities was the same, the decrease had a larger impact on interest-earning assets since those balances are $1.2 billion higher, thus causing a six basis point negative variance on the net interest margin for the linked quarter comparison.

Provision for Credit Losses

The provision for credit losses on loans was $1.2 million for the second quarter of 2025, as compared to a $0.9 million provision for credit losses related to loans in the second quarter of 2024. There was a year-to-date provision for credit losses on loans of $3.2 million in 2025, as compared to $1.0 million for the same period in 2024. The Company's $0.3

Sierra Bancorp Financial Results

July 28, 2025

million increase in the provision for credit losses on loans in the second quarter of 2025, as compared to the second quarter of 2024, and the $2.2 million year-to-date increase in the provision for credit losses on loans, compared to the same period in 2024, was primarily due to the impact of $6.3 million in net charge-offs in the first six months of 2025, with $2.9 million in net charge-offs for the first six months of 2024. The increase in net charge-offs in the second quarter of 2025 was primarily related to the $5.3 million prior allowance on an individually evaluated agricultural production loan.

There was a benefit for credit losses on unfunded commitments for $0.01 million in the second quarter of 2025, and a $0.1 million provision for the first six months of 2025, as compared to a $0.02 million benefit for credit losses in the second quarter of 2024 and a $0.01 million provision for credit losses in the first six months of 2024.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position, the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income increased by $0.9 million, or 12%, for the quarter ended June 30, 2025, as compared to the same quarter in 2024 and decreased $1.0 million, or 6%, for the comparable year-to-date periods. The quarterly comparison increase primarily resulted from a $0.7 million positive variance in the value of separate account corporate-owned life insurance assets tied to non-qualified deferred compensation plans, and a $0.2 million increase in death benefit on life insurance proceeds, partially offset by lower service charges on deposit accounts. The year-to-date decrease reflects the net impact of the loss on the sale of investment securities in 2024, offset by the gain on the sale/leaseback of bank owned branch locations, with no like transactions in 2025. There was also an unfavorable variance of $0.8 million associated with the decrease in value of separate account corporate-owned life insurance assets tied to non-qualified deferred compensation plans, and a decrease of $0.5 million in service charges on deposits. These unfavorable variances to the year-to-date comparisons were partially offset by a $0.8 million in additional life insurance death benefits.

Noninterest Expense

Total noninterest expense increased by $1.1 million, or 5%, in the second quarter of 2025, relative to the second quarter of 2024, but favorably declined by $1.0 million, or 2%, in the first six months of 2025, as compared to the first six months of 2024.

Salaries and Benefits were $0.5 million, or 4%, higher in the second quarter of 2025, as compared to the second quarter of 2024, and were $0.3 million, or 1%, higher for the first six months of 2025, compared to the same period in 2024. The reason for the increase in the quarterly comparison is due to increased officer bonus costs and group health insurance costs. The increase in the year-over-year comparison is primarily due to the same reasons as with the quarterly comparison but also included an overall increase in officer salary costs and 401(K) company contributions, partially offset by an increase in deferred salary loan costs, due to the hiring of lending and lending support officers. Overall full-time equivalent employees were 494 at June 30, 2025, as compared to 485 at December 31, 2024, and 501 at June 30, 2024. Included in full-time equivalent employees, at June 30, 2025, were 10 summer interns and temporary employees.

Occupancy expenses were mostly unchanged for the second quarter, and the first half of 2025 as compared to the same periods in 2024.

Other noninterest expense increased $0.6 million, or 8%, for the second quarter 2025, as compared to the second quarter in 2024, and decreased $1.3 million, or 8%, for the first half of 2025, as compared to the same period in 2024. Deferred compensation expense for directors increased $0.7 million for the quarterly comparison but decreased $0.7 million for the year-to-date comparison, which is linked to the changes in life insurance income. For the year-to-date comparison there were also decreases in marketing expenses.

The Company's effective tax rate was 25.3% of pre-tax income in the second quarter of 2025, relative to 27.8% in the second quarter of 2024, and 25.5% of pre-tax income for the first half of 2025 relative to 27.1% for the same period in

Sierra Bancorp Financial Results

July 28, 2025

2024. The decrease in effective tax rate for both the quarterly and year-to-date comparisons is due to the tax credits and tax-exempt income representing a larger percentage of total taxable income.

Balance Sheet Summary

The $156.0 million, or 4%, increase in total assets during the first half of 2025, is primarily a result of a $103.3 million increase in gross loan balances, a $5.8 million increase in investment securities, and a $29.3 million increase in cash on hand.

The increase in gross loan balances as compared to December 31, 2024, was primarily a result of a favorable change of $75.5 million in mortgage warehouse balances, organic increases of $34.1 million in commercial real estate loans, $6.3 million in construction loan balances, and $8.4 million in other commercial loans. Counterbalancing these positive variances were loan paydowns and maturities resulting in net declines in certain categories even with higher loan production. In particular, there was an $11.1 million net decrease in residential real estate loans, and a $9.6 million decrease in farmland loans.

As indicated in the loan rollforward table below, new credit extended for the second quarter of 2025 decreased $18.2 million over the linked quarter to $48.1 million and increased $7.8 million over the same period in 2024. We also had $77.2 million in loan paydowns and maturities, a $9.5 million decline in line of credit utilization, offset by an increase of $75.5 million in mortgage warehouse line utilization for the first half of 2025.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Gross loans beginning balance	$2,306,762	$2,331,341	$2,156,864	$2,331,341	$2,090,075
New credit extended	48,147	66,370	40,313	114,517	75,279
Changes in line of credit utilization (1)	2,587	(12,129)	(10,412)	(9,542)	(35,340)
Change in mortgage warehouse	118,665	(43,169)	70,498	75,496	158,060
Pay-downs, maturities, charge-offs and amortization	(41,556)	(35,651)	(22,735)	(77,207)	(53,546)
Gross loans ending balance	$2,434,605	$2,306,762	$2,234,528	2,434,605	2,234,528

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $266.0 million at June 30, 2025, compared to $256.9 million at December 31, 2024. Total line utilization, excluding mortgage warehouse and overdraft lines, was 57% at both June 30, 2025, and December 31, 2024. Mortgage warehouse utilization increased to 55% at June 30, 2025, as compared to 51% at December 31, 2024. Total mortgage warehouse commitments increased by $38.5 million and $98.5 million for the three-and-six-month periods ending June 30, 2025, respectively.

Deposit balances reflect growth of $82.8 million, or 3%, during the first six months of 2025. Core non-maturity deposits increased by $86.8 million, or 4%, while customer time deposits decreased by $19.0 million, or 4%. Wholesale brokered deposits increased by $15.0 million primarily to fund the growth in mortgage warehouse loans. Overall noninterest-bearing deposits as a percentage of total deposits at June 30, 2025, increased to 35.8%, as compared to 34.8% at December 31, 2024, and 33.5% at June 30, 2024. Other interest-bearing liabilities of $280.9 million on June 30, 2025, consisted of $80.0 million in term FHLB advances, $126.5 million in customer repurchase agreements, and $74.4 million in overnight borrowings.

Overall uninsured deposits are estimated to be approximately $751.1 million, or 26% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System

Sierra Bancorp Financial Results

July 28, 2025

(CDARS). IntraFi allows for up to $285 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such a customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At June 30, 2025, the Company had approximately 118,000 accounts and the 25 largest deposit balance customers had balances of approximately 11% of overall deposits, a 10% increase over the linked quarter. During the second quarter of 2025, there were seasonality fluctuations in the normal course of business, and one new customer addition to the composition of our 25 largest deposit balance customers. Deposit balances for the 25 largest deposit customers increased $41.7 million, or 15%, at June 30, 2025, as compared to the linked quarter.

The Company continues to have substantial liquidity which is managed daily. At June 30, 2025, and December 31, 2024, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	June 30, 2025	December 31, 2024
Cash and cash equivalents	$130,012	$100,664
Unpledged investment securities	529,292	552,098
Excess pledged securities	253,365	242,519
FHLB borrowing availability	605,571	629,134
Unsecured lines of credit	445,785	479,785
Secured lines of credit	25,000	25,000
Funds available through fed discount window	321,368	298,296
Totals	$2,310,393	$2,327,496

Total capital of $355.7 million at June 30, 2025, reflects a decrease of $1.6 million, relative to year-end 2024. The decrease in equity during the first half of 2025 was due to the addition of $19.7 million in net income, a $2.6 million favorable swing in accumulated other comprehensive income/loss due principally to changes in investment securities’ fair value, $18.0 million in share repurchases and $7.0 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the first half of 2025.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $4.7 million to $15.0 million for the first half of 2025. The Company's ratio of nonperforming loans to gross loans decreased to 0.62% at June 30, 2025, from 0.84% at December 31, 2024. The decrease resulted from a decrease in non-accrual loan balances, due to the partial charge-off of one agricultural production loan. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and Management believes the established allowance for credit loss on such loans is appropriate.

The allowance for credit losses on loans decreased $5.4 million to $21.7 million as of June 30, 2025, as compared to March 31, 2025, and decreased $3.2 million as compared to December 31, 2024. The decline in the allowance for credit losses on loans for the first six months of 2025 was primarily due to the $5.3 million partial charge-off of one agricultural production loan (reflected in the other commercial category in the table below) which had a $5.3 million allowance for this loan specifically evaluated at the end of the prior quarter.

Sierra Bancorp Financial Results

July 28, 2025

Allowance for Credit Losses on Loans by Category
(Dollars in Thousands, Unaudited)
	As of June 30, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$371,415	$1,694	15.26%	0.46%
Commercial real estate	1,392,075	17,083	57.17%	1.23%
Other construction/land	11,662	252	0.48%	2.16%
Farmland	67,967	185	2.79%	0.27%
Total real estate	1,843,119	19,214	75.70%	1.04%
Other Commercial	186,620	1,907	7.67%	1.02%
Mortgage warehouse lines	401,896	451	16.51%	0.11%
Consumer loans	2,974	108	0.12%	3.63%
Total Loans	$2,434,609	$21,680	100.00%	0.89%

	As of March 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$377,592	$1,746	16.37%	0.46%
Commercial real estate	1,380,402	17,143	59.85%	1.24%
Other construction/land	7,633	145	0.33%	1.90%
Farmland	73,206	282	3.17%	0.39%
Total real estate	1,838,833	19,316	79.72%	1.05%
Other Commercial	181,631	7,255	7.87%	3.99%
Mortgage warehouse lines	283,231	339	12.28%	0.12%
Consumer loans	2,968	140	0.13%	4.72%
Total Loans	$2,306,663	$27,050	100.00%	1.17%

	As of December 31, 2024
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Residential real estate	$382,507	$1,808	16.41%	0.47%
Commercial real estate	1,357,833	17,051	58.24%	1.26%
Other construction/land	5,472	92	0.23%	1.68%
Farmland	77,547	280	3.33%	0.36%
Total real estate	1,823,359	19,231	78.21%	1.05%
Other Commercial	178,331	4,829	7.65%	2.71%
Mortgage warehouse lines	326,400	398	14.00%	0.12%
Consumer loans	3,344	372	0.14%	11.12%
Total Loans	$2,331,434	$24,830	100.00%	1.07%

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.

The allowance as a percentage of gross loans was 0.89%, 1.17%, and 1.07%, at June 30, 2025, March 31, 2025, and December 31, 2024, respectively. Mortgage warehouse lines historically have incurred nominal losses and therefore have a significantly lower reserve than the other categories of loans. The largest increase in loan balances was from mortgage

Sierra Bancorp Financial Results

July 28, 2025

warehouse lines which has the lowest allowance for credit losses on loans at 0.11%. Therefore, at June 30, 2025, approximately $0.5 million of the allowance for credit losses for loans is attributable to mortgage warehouse lines. The allowance as a percentage of gross loans exclusive of mortgage warehouse lines was 1.04% at June 30, 2025, as compared to 1.32% at March 31, 2025, and 1.22% at December 31, 2024.

The largest loan segment of commercial real estate continues to maintain a coverage ratio at or above 1.23%. As described above, the significant decline in the coverage ratio for other commercial loans was due to a charge-off of a $5.3 million allowance on a loan individually evaluated for loss.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of June 30, 2025, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors by call report category.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 48th year of operations.

Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California. In 2025, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on Management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the impact of changes to economic policies, including tariffs, on inflation or employment; loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 28, 2025

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Cash and due from banks	$130,012	$159,711	$100,664	$132,797	$183,990
Investment securities
Available-for-sale, at fair value	668,834	620,288	655,967	706,310	716,787
Held-to-maturity, at amortized cost, net of allowance for credit losses	298,484	302,123	305,514	308,971	312,879
Total investment securities	967,318	922,411	961,481	1,015,281	1,029,666
Real estate loans
Residential real estate	370,348	376,533	381,438	388,169	396,819
Commercial real estate	1,394,487	1,382,928	1,360,374	1,338,793	1,316,754
Other construction/land	11,746	7,717	5,458	5,612	5,971
Farmland	67,811	73,061	77,388	80,589	80,807
Total real estate loans	1,844,392	1,840,239	1,824,658	1,813,163	1,800,351
Other commercial	185,404	180,390	177,013	168,236	156,650
Mortgage warehouse lines	401,896	283,231	326,400	335,777	274,059
Consumer loans	2,913	2,902	3,270	3,453	3,468
Gross loans	2,434,605	2,306,762	2,331,341	2,320,629	2,234,528
Deferred loan costs (fees) , net	4	(99)	93	396	288
Allowance for credit losses on loans	(21,680)	(27,050)	(24,830)	(22,710)	(21,640)
Net loans	2,412,929	2,279,613	2,306,604	2,298,315	2,213,176

Bank premises and equipment	15,285	15,338	15,431	15,647	16,007
Other assets	244,758	229,110	230,091	234,114	238,363
Total assets	$3,770,302	$3,606,183	$3,614,271	$3,696,154	$3,681,202

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,065,742	$1,037,990	$1,007,208	$1,013,743	$986,927
Interest-bearing transaction accounts	603,294	598,924	587,753	595,672	537,731
Savings deposits	352,803	355,325	347,387	356,725	368,169
Money market deposits	148,084	143,522	140,793	135,948	136,853
Customer time deposits	514,596	524,173	533,577	550,121	566,132
Wholesale brokered deposits	289,950	189,950	274,950	309,950	346,598
Total deposits	2,974,469	2,849,884	2,891,668	2,962,159	2,942,410

Repurchase agreements	126,509	118,756	108,860	125,534	148,003
Long-term debt	49,438	49,416	49,393	49,371	49,348
Subordinated debentures	35,928	35,883	35,838	35,794	35,749
Other interest-bearing liabilities	154,400	80,000	80,000	80,000	80,000
Total deposits and interest-bearing liabilities	3,340,744	3,133,939	3,165,759	3,252,858	3,255,510

Allowance for credit losses on unfunded loan commitments	810	820	710	640	520
Other liabilities	73,041	119,668	90,500	83,958	75,152
Total capital	355,707	351,756	357,302	358,698	350,020
Total liabilities and capital	$3,770,302	$3,606,183	$3,614,271	$3,696,154	$3,681,202

Sierra Bancorp Financial Results

July 28, 2025

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	294	456	618	780	961
Total intangible assets	$27,651	$27,813	$27,975	$28,137	$28,318

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Nonperforming loans	$14,981	$18,201	$19,668	$10,348	$6,473
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$14,981	$18,201	$19,668	$10,348	$6,473

Quarterly net charge offs (recoveries)	$6,580	$(259)	$215	$170	$2,421

Past due and still accruing (30-89)	$3,033	$3,057	$1,348	$211	$3,172
Classified loans	$35,700	$37,265	$44,464	$29,148	$28,829

Nonperforming loans / gross loans	0.62%	0.79%	0.84%	0.45%	0.29%
NPA's / loans plus foreclosed assets	0.62%	0.79%	0.84%	0.45%	0.29%
Allowance for credit losses on loans / gross loans	0.89%	1.17%	1.07%	0.98%	0.97%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Shareholders' equity / total assets	9.43%	9.75%	9.89%	9.70%	9.51%
Gross loans / deposits	81.85%	80.94%	80.62%	78.34%	75.94%
Noninterest-bearing deposits / total deposits	35.83%	36.42%	34.83%	34.22%	33.54%

Sierra Bancorp Financial Results

July 28, 2025

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Interest income	$42,717	$41,453	$43,495	$84,170	$84,455
Interest expense	12,064	11,341	13,325	23,405	25,568
Net interest income	30,653	30,112	30,170	60,765	58,887

Credit loss expense - loans	1,210	1,961	921	3,171	1,018
Credit loss (benefit) expense - unfunded commitments	(10)	110	(20)	100	10
Net interest income after provision	29,453	28,041	29,269	57,494	57,859

Service charges and fees on deposit accounts	5,855	5,581	6,184	11,436	11,909
Net gain (loss) on sale of securities available-for-sale	1	122	-	124	(2,883)
Net (loss) gain on sale of fixed assets	(19)	(2)	-	(22)	3,799
Increase (decrease) in cash surrender value of life insurance	1,316	(265)	523	1,051	1,738
Other income	1,400	1,206	923	2,606	1,656
Total noninterest income	8,553	6,642	7,630	15,195	16,219

Salaries and benefits	12,544	13,003	12,029	25,547	25,226
Occupancy expense	3,142	2,978	3,152	6,120	6,177
Other noninterest expenses	8,081	6,436	7,511	14,517	15,815
Total noninterest expense	23,767	22,417	22,692	46,184	47,218

Income before taxes	14,239	12,266	14,207	26,505	26,860
Provision for income taxes	3,606	3,165	3,944	6,771	7,267
Net income	$10,633	$9,101	$10,263	$19,734	$19,593

TAX DATA
Tax-exempt muni income	$1,577	$1,576	$1,592	$3,153	$3,581
Interest income - fully tax equivalent	$43,136	$41,872	$43,918	$85,008	$85,407

Sierra Bancorp Financial Results

July 28, 2025

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Basic earnings per share	$0.78	$0.66	$0.72	$1.44	$1.36
Diluted earnings per share	$0.78	$0.65	$0.71	$1.43	$1.35
Common dividends	$0.25	$0.25	$0.23	$0.50	$0.46

Weighted average shares outstanding	13,563,910	13,820,008	14,300,267	13,692,003	14,404,368
Weighted average diluted shares	13,637,252	13,916,341	14,381,426	13,777,006	14,467,477

Book value per basic share (EOP)	$26.00	$25.45	$24.19	$26.00	$24.19
Tangible book value per share (EOP) (1)	$23.98	$23.44	$22.24	$23.98	$22.24

Common shares outstanding (EOP)	13,681,828	13,818,770	14,466,873	13,681,828	14,466,873
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Return on average equity	12.08%	10.44%	11.95%	11.26%	11.52%
Return on average assets	1.16%	1.02%	1.14%	1.09%	1.10%
Net interest margin (tax-equivalent) (1)	3.68%	3.74%	3.69%	3.71%	3.66%
Efficiency ratio (tax-equivalent) (1) (2)	59.43%	60.62%	59.15%	60.00%	62.45%
Net charge-offs (recoveries) / average loans (not annualized)	0.27%	(0.01)%	0.11%	0.27%	0.13%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 28, 2025

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)	As of:
	6/30/2025	3/31/2025	6/30/2024
Total stockholders' equity	$355,707	$351,756	$350,020
Less: goodwill and other intangible assets	27,651	27,813	28,318
Tangible common equity	$328,056	$323,943	$321,702

Total assets	$3,770,302	$3,606,183	$3,681,202
Less: goodwill and other intangible assets	27,651	27,813	28,318
Tangible assets	$3,742,651	$3,578,370	$3,652,884

Total stockholders' equity (bank only)	$430,250	$432,518	$415,210
Less: goodwill and other intangible assets (bank only)	27,651	27,813	28,318
Tangible common equity (bank only)	$402,599	$404,705	$386,892

Total assets (bank only)	$3,766,071	$3,603,679	$3,678,508
Less: goodwill and other intangible assets (bank only)	27,651	27,813	28,318
Tangible assets (bank only)	$3,738,420	$3,575,866	$3,650,190

Common shares outstanding	13,681,828	13,818,770	14,466,873

Book value per common share (total stockholders' equity / shares outstanding)	$26.00	$25.45	$24.19
Tangible book value per common share (tangible common equity / shares outstanding)	$23.98	$23.44	$22.24
Equity ratio - GAAP (total stockholders' equity / total assets	9.43%	9.75%	9.51%
Tangible common equity ratio (tangible common equity / tangible assets)	8.77%	9.05%	8.81%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	10.77%	11.32%	10.60%

	For the three months ended:			For the six months ended:
Efficiency Ratio:	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Noninterest expense	$23,767	$22,417	$22,692	$46,184	47,218
Divided by:
Net interest income	30,653	30,112	30,170	60,765	58,887
Tax-equivalent interest income adjustments	419	419	423	838	952
Net interest income, adjusted	31,072	30,531	30,593	61,603	59,839
Noninterest income	8,553	6,642	7,630	15,195	16,219
Less gain (loss) on sale of securities	1	122	-	124	(2,883)
Less (loss) gain on sale of fixed assets	(19)	(2)	-	(22)	3,799
Tax-equivalent noninterest income adjustments	350	(70)	139	279	462
Noninterest income, adjusted	8,921	6,452	7,769	15,372	15,765
Net interest income plus noninterest income, adjusted	$39,993	$36,982	$38,362	$76,976	$75,604
Efficiency Ratio (tax-equivalent)	59.43%	60.62%	59.15%	60.00%	62.45%

Sierra Bancorp Financial Results

July 28, 2025

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended June 30,
Noninterest income:	6/30/2025	3/31/2025	6/30/2024	2025	2024
Service charges and fees on deposit accounts	$5,855	$5,581	$6,184	$11,436	$11,909
Net gain (loss) on sale of securities available-for-sale	1	122	—	124	(2,883)
(Loss) gain on sale of fixed assets	(19)	(2)	—	(22)	3,799
Bank-owned life insurance	1,316	(265)	523	1,051	1,738
Other	1,400	1,206	923	2,606	1,656
Total noninterest income	$8,553	$6,642	$7,630	$15,195	$16,219
As a % of average interest-earning assets (1)	1.01%	0.81%	0.92%	0.91%	0.99%

Noninterest expense:
Salaries and employee benefits	$12,544	$13,003	$12,029	$25,547	$25,226
Occupancy and equipment costs	3,142	2,978	3,152	6,120	6,177
Advertising and marketing costs	405	348	338	753	680
Data processing costs	1,566	1,498	1,680	3,064	3,189
Deposit services costs	2,118	1,991	2,019	4,109	4,152
Loan services costs
Loan processing	113	138	89	251	240
Foreclosed assets	(2)	4	—	2	-
Other operating costs	1,078	928	1,094	2,006	2,021
Professional services costs
Legal & accounting services	419	651	714	1,070	1,240
Director's costs	1,257	(134)	646	1,123	1,899
Other professional service	711	706	582	1,417	1,582
Stationery & supply costs	132	101	115	233	263
Sundry & tellers	284	205	234	489	549
Total noninterest expense	$23,767	$22,417	$22,692	$46,184	$47,218
As a % of average interest-earning assets (1)	2.81%	2.75%	2.74%	2.78%	2.89%
Efficiency ratio (tax-equivalent) (2)(3)	59.43%	60.62%	59.15%	60.00%	62.45%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 28, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from accounts	$ 18,122	$ 211	4.67%	$ 54,641	$ 590	4.38%	$ 43,407	$ 598	5.54%
Taxable	770,413	9,295	4.84%	735,197	9,138	5.04%	866,270	12,787	5.94%
Non-taxable	196,364	1,577	4.08%	197,558	1,576	4.10%	199,942	1,592	4.05%
Total investments	984,899	11,083	4.68%	987,396	11,304	4.81%	1,109,619	14,977	5.58%

Loans: (3)
Real estate	1,849,725	22,589	4.90%	1,824,428	21,988	4.89%	1,802,190	20,463	4.57%
Agricultural production	72,933	915	5.03%	76,316	1,030	5.47%	75,825	1,406	7.46%
Commercial	109,407	1,612	5.91%	103,152	1,515	5.96%	77,224	1,174	6.11%
Consumer	3,214	64	7.99%	3,286	69	8.52%	3,698	79	8.59%
Mortgage warehouse lines	368,592	6,440	7.01%	313,251	5,529	7.16%	261,768	5,382	8.27%
Other	2,351	14	2.39%	2,361	18	3.09%	2,291	14	2.46%
Total loans	2,406,222	31,634	5.27%	2,322,794	30,149	5.26%	2,222,996	28,518	5.16%
Total interest-earning assets (4)	3,391,121	42,717	5.10%	3,310,190	41,453	5.13%	3,332,615	43,495	5.30%
Other earning assets	17,062			17,062			17,058
Non-earning assets	280,045			273,926			286,020
Total assets	$ 3,688,228			$ 3,601,178			$ 3,635,693

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 224,649	$ 1,420	2.54%	$ 207,774	$ 1,292	2.52%	$ 131,510	$ 733	2.24%
NOW	375,695	140	0.15%	378,338	119	0.13%	398,001	148	0.15%
Savings accounts	354,798	97	0.11%	352,645	90	0.10%	371,961	80	0.09%
Money market	146,193	608	1.67%	145,092	571	1.60%	139,507	476	1.37%
Time deposits	516,970	4,283	3.32%	531,299	4,412	3.37%	563,526	6,051	4.32%
Wholesale brokered deposits	244,401	2,778	4.56%	244,561	2,888	4.79%	307,995	3,544	4.63%
Total interest-bearing deposits	1,862,706	9,326	2.01%	1,859,709	9,372	2.04%	1,912,500	11,032	2.32%
Borrowed funds:
Federal funds purchased	46,214	517	4.49%	183	2	4.43%	181	3	6.67%
Repurchase agreements	124,636	79	0.25%	112,361	69	0.25%	131,478	66	0.20%
Short term borrowings	24,716	277	4.50%	4,043	45	4.51%	18,550	262	5.68%
Long term FHLB Advances	80,000	780	3.91%	80,000	771	3.91%	80,000	777	3.91%
Long-term debt	49,424	430	3.49%	49,402	430	3.53%	49,335	430	3.51%
Subordinated debentures	35,899	655	7.32%	35,855	652	7.37%	35,723	755	8.50%
Total borrowed funds	360,889	2,738	3.04%	281,844	1,969	2.83%	315,267	2,293	2.93%
Total interest-bearing liabilities	2,223,595	12,064	2.18%	2,141,553	11,341	2.15%	2,227,767	13,325	2.41%
Demand deposits - noninterest-bearing	1,020,374			1,003,322			978,602
Other liabilities	91,191			102,806			83,886
Shareholders' equity	353,068			353,497			345,438
Total liabilities and shareholders' equity	$ 3,688,228			$ 3,601,178			$ 3,635,693

Interest income/interest-earning assets			5.10%			5.13%			5.30%
Interest expense/interest-earning assets			1.42%			1.39%			1.61%
Net interest income and margin (5)		$ 30,653	3.68%		$ 30,112	3.74%		$ 30,170	3.69%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.4) million and $(0.3) million for the quarters ended June 30, 2025 and 2024, respectively, and $(0.3) million for the quarter ended March 31, 2025.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 28, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	June 30, 2025			June 30, 2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$36,281	$799	4.44%	$30,202	$839	5.59%
Taxable	752,903	18,435	4.94%	879,720	26,090	5.96%
Non-taxable	196,957	3,153	4.09%	222,469	3,581	4.10%
Total investments	986,141	22,387	4.75%	1,132,391	30,510	5.59%

Loans:(3)
Real estate	$1,837,146	$44,576	4.89%	$1,804,187	$40,653	4.53%
Agricultural	74,615	1,945	5.26%	68,622	2,544	7.46%
Commercial	106,296	3,127	5.93%	78,216	2,357	6.06%
Consumer	3,250	133	8.25%	3,830	160	8.40%
Mortgage warehouse lines	341,075	11,970	7.08%	199,595	8,203	8.26%
Other	2,356	32	2.74%	2,312	28	2.44%
Total loans	2,364,738	61,783	5.27%	2,156,762	53,945	5.03%
Total interest-earning assets (4)	3,350,879	84,170	5.12%	3,289,153	84,455	5.22%
Other earning assets	17,062			17,202
Non-earning assets	277,002			278,403
Total assets	$3,644,943			$3,584,758

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$216,258	$2,712	2.53%	$134,736	$1,431	2.14%
NOW	377,009	259	0.14%	398,320	232	0.12%
Savings accounts	353,727	187	0.11%	374,148	153	0.08%
Money market	145,646	1,180	1.63%	138,597	886	1.29%
Time deposits	524,095	8,694	3.35%	562,733	12,241	4.37%
Brokered deposits	244,480	5,665	4.67%	256,543	5,733	4.49%
Total interest-bearing deposits	1,861,215	18,697	2.03%	1,865,077	20,676	2.23%
Borrowed funds:
Federal funds purchased	23,325	519	4.49%	7,554	247	6.58%
Repurchase agreements	118,533	148	0.25%	121,932	106	0.17%
Short term borrowings	14,437	323	4.51%	21,549	613	5.72%
Long term FHLB Advances	80,000	1,550	3.91%	80,000	1,555	3.91%
Long-term debt	49,413	860	3.51%	49,324	861	3.51%
Subordinated debentures	35,877	1,308	7.35%	35,700	1,510	8.51%
Total borrowed funds	321,585	4,708	2.95%	316,059	4,892	3.11%
Total interest-bearing liabilities	2,182,800	23,405	2.16%	2,181,136	25,568	2.36%
Demand deposits - noninterest-bearing	1,011,895			984,489
Other liabilities	96,967			77,210
Shareholders' equity	353,281			341,923
Total liabilities and shareholders' equity	$3,644,943			$3,584,758

Interest income/interest-earning assets			5.12%			5.22%
Interest expense/interest-earning assets			1.41%			1.56%
Net interest income and margin(5)		$60,765	3.71%		$58,887	3.66%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.7) million and $(0.7) million for the six months ended June 30, 2025, and 2024, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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